EXHIBIT 11

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         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                               THREE MONTHS ENDED
                                                   JANUARY 31,
                                               1996       1995
Weighted average shares outstanding        2,020,156  2,020,156

Net effect of dilutive stock options -
based on the treasury stock method
using average market price                     12,868      3,584

                                            2,033,024  2,023,740

Net income                                 $  168,342 $   81,600

Net income per share                       $     0.08 $     0.04
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